Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VERITIV CORPORATION
Pursuant to Section 242
of the General Corporation Law of the State of Delaware

Veritiv Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:
1.     The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the third paragraph of Article Sixth, Section (b) thereof and inserting the following in lieu thereof:
“Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FIFTH hereof, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, by an affirmative vote of the holders of at least a majority of the Voting Stock.”
The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, Veritiv Corporation has caused this Certificate to be executed by its duly authorized officer on this 12th day of May, 2016.

VERITIV CORPORATION

By:/s/ Mark W. Hianik
Name: Mark W. Hianik
Title: Senior Vice President, General Counsel & Corporate Secretary